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                       [Pepper Hamilton LLP Letterhead]

                                April 23, 1998



Primus Telecommunications Group, Incorporated
1700 Old Meadow Road
McLean, VA 22102

Gentlemen:

     We have acted as counsel to Primus Telecommunications Group, Incorporated, a Delaware corporation (the "Company"), and Taurus Acquisition Corporation, a Florida corporation ("Taurus"), in connection with the preparation, authorization, execution and delivery of, and the consummation of the transactions contemplated by, the Agreement and Plan of Merger (as amended, the "Merger Agreement"), dated as of February 3, 1998, by and among the Company, Taurus and TresCom International, Inc. ("TresCom"), dated as of February 3, 1998, by and among the Company, Taurus and TresCom International, Inc. ("TresCom"), as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of April 8, 1998 an Amendment No. 2 to Agreement and Plan of Merger, dated as of April 16, 1998.

     In acting as counsel to the Company, we have examined the Merger Agreement and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter document. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Merger Agreement.

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Primus Telecommunications Group, Incorporated
Page 2
April 23, 1998


     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares to be issued by the Company pursuant to the Merger Agreement (the "Shares") have been duly authorized and, when issued as contemplated by the Merger Agreement, will be validly issued, fully paid and nonassessable.

     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

     We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-4 Registration Statement of the Company relating to the issuance of the Shares and to the reference of this firm under the caption "Legal Matters" in the Prospectus filed as part of such Registration Statement. However, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                               Very truly yours,

                               s/ Pepper Hamilton LLP

                               Pepper Hamilton LLP